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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: September 30, 1998
--------                                            Estimated average burden
                                                    hours per response .... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Responses)
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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or           6. If Amendment,
 Vukovich,      Robert         A.             Statement                     Trading Symbol                         Date of Original
----------------------------------------      (Month/Day/Year)           InKine Pharmaceutical Company,             (Month/Day/Year)
     (Last)     (First)     (Middle)              8/28/98                   Inc. (INKP)
 c/o InKine Pharmaceutical Company, Inc.   ----------------------------  -------------------------------        7. Individual or
 Sentry Park East, 1720 Walton Road        3. IRS or Social Security     5. Relationship of Reporting              Joint/Group
----------------------------------------      Number of Reporting             Person to Issuer                     Filing (Check
               (Street)                       Person (Voluntary)            (Check all applicable)                 Applicable Line)
                                                                           X   Director        10% Owner        X  Form filed by One
                                                                         -----           -----                 --- Reporting Person
 Blue Bell,         PA          19422                                          Officer         Other           --- Form filed by
--------------------------------------     ----------------------------  -----           ----- (specify            More than One
      (City)      (State)      (Zip)                                     (give title below)    below)              Reporting Person
                                                                         Vice President, Finance &
                                                                         Administration
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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 Common Stock                                          5,000                          D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                    SEC 1473 (7-96)


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

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of       4. Conver-  5. Owner-     6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying        sion or     ship          Beneficial Ownership
                                    Expiration Date    Derivative Security          Exercise    Form of       (Instr. 5)
                                    (Month/Day/        (Instr. 4)                   Price of    Deriv-
                                    Year)                                           Deri-       ative
                                                                                    vative      Security:
                                                                                    Security    Direct (D)
                                 -----------------------------------------------                or Indirect
                                 Date      Expira-                     Amount or                (I) (Instr.
                                 Exercis-  tion           Title        Number                   5)
                                 able      Date                        of Shares

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Stock Option (Right to Buy)        *       8/28/08       Common Stock     37,500      $1.00           D
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Explanation of Responses:

 *Option became exercisable as to 7,500 shares on August 28, 1998.  It will become exercisable with respect to the balance of the shares in annual increments of 7,500 shares commencing August 28, 1999.

**Intentional misstatements or omissions of facts constitute Federal Criminal    /s/ Robert A. Vukovich            September 4, 1998
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        -------------------------          -----------------
                                                                                ** Signature of Reporting Person         Date
                                                                                   Robert A. Vukovich
Note:  File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                             Page 2
                                                                                                                    SEC 1473 (7-96)


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                                POWER OF ATTORNEY


         Know all men by these presents, that the undersigned hereby constitutes and appoints Robert F. Apple, the undersigned's true and lawful attorney-in-fact to:

                  1. execute for and on behalf of the undersigned, in the undersigned's capacity as a director of InKine Pharmaceutical Company, Inc. (the "Company"), Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder;

                  2. do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

                  3. take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the undersigned.

         The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

         This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 4th day of September, 1998.



                                                          /s/ Robert A. Vukovich
                                                          ----------------------
                                                              Robert A. Vukovich